As filed with the Securities and Exchange Commission on February _, 2005
Registration No. 333-____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
____________________

FIBERSTARS, INC.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	94-3021850 (I.R.S. Employer Identification No.)

44259 Nobel Drive Fremont, California (Address of principal executive offices)	94538 (Zip Code)
Fiberstars, Inc. 2004 Stock Incentive Plan
(Full title of the plans)
David N. Ruckert Chief Executive Officer Fiberstars, Inc. 44259 Nobel Drive Fremont, CA 94538 (510) 490-0719 (Name, address and telephone number of agent for service)	Copy to: Richard S. Bebb, Esq. Davina K. Kaile, Esq. Pillsbury Winthrop LLP 2475 Hanover Street Palo Alto, CA 94304 (650) 233-4500

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered(1)	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share (4)	571,648	$8.15	$4,658,931.20	$548.36

(1)    The securities to be registered include options and rights to acquire common stock.
(2)    Pursuant to Rule 416, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of our outstanding shares of common stock.
(3)    Estimated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933, as amended, or the Securities Act, solely for the purposes of calculating the registration fee, based on the average of the high and low prices of our common stock as reported on the Nasdaq National Market on February 5, 2005.
(4)    Associated with our common stock are Series A Participating Preferred Stock Purchase Rights that will not be exercisable or evidenced separately from our common stock prior to the occurrence of certain events.

____________________

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.      Plan Information.*

Item 2.      Registrant Information and Employee Program Annual Information.*

*                Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, or the Securities Act, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by us with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(a)  Our Annual Report on Form 10-K (File No. 0-24230) for the year ended December 31, 2003.

(b)  Our Quarterly Reports on Form 10-Q (File No. 0-24230) for the quarter ended March 31, June 30 and September 30, 2004.

(c)  Our Current Reports on Form 8-K (File No. 0-24230) filed on January 21, 2004 (except as to Item 9, which shall not be incorporated by reference into this Registration Statement) and February 10, 2004.

(d)  The description of our common stock contained in our registration statement on Form 8-A, filed on May 19, 1994 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including any amendment or report filed for the purpose of updating such description (File No. 0-24230).

(e)  The description of our Series A Participating Preferred Stock Purchase Rights contained in our registration statement on Form 8-A (File No. 0-24230) filed under the Exchange Act on September 21, 2001 pursuant to Section 12(g) of the Exchange Act, as amended by Forms 8-A/A filed on April 17, 2002, July 15, 2003 and February 10, 2004.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

  Not applicable.

Item 5.	Interests of Named Experts and Counsel.

  Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 317 of the California Corporations Code authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article IV of our Amended and Restated Articles of Incorporation (Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 0-24230), or Form 10-K) and Article VI of our Bylaws, as amended (Exhibit 3.2 to Form 10-K), provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the California Corporations Code.

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We have entered into Indemnification Agreements (Exhibit 10.1 to our Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 0-24230)) with our officers and directors that will require us to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 7.	Exemption From Registration Claimed.

  Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

5.1	Opinion of Pillsbury Winthrop LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Independent Registered Public Accounting Firm.

23.3	Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page 4).

99.1	Fiberstars, Inc. 2004 Stock Incentive Plan.

99.2	Form of Stock Option Agreement under the Fiberstars, Inc. 2004 Stock Incentive Plan.

Item 9.	Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a funda-mental change in the information set forth in this Registration Statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

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(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fremont, State of California, on the 9th day of February, 2005.

FIBERSTARS, INC.

By:	/s/ David N. Ruckert
David N. Ruckert
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David N. Ruckert and Robert A. Connors and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David N. Ruckert	Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2005
David N. Ruckert

/s/ Robert A. Connors	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 9, 2005
Robert A. Connors

/s/ John B. Stuppin	Chairman of the Board	February 9, 2005
John B. Stuppin

/s/ Jeffrey Brite	Director	February 9, 2005
Jeffrey Brite

/s/ Michael A. Kasper	Director	February 9, 2005
Michael A. Kasper

/s/ David Traversi	Director	February 9, 2005
David Traversi

/s/ Philip Wolfson	Director	February 9, 2005
Philip Wolfson

/s/ Paul von Paumgartten	Director	February 9, 2005
Paul von Paumgartten

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INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Pillsbury Winthrop LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Independent Registered Public Accounting Firm.

23.3	Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page 4).

99.1	Fiberstars, Inc. 2004 Stock Incentive Plan.

99.2	Form of Stock Option Agreement under the Fiberstars, Inc. 2004 Stock Incentive Plan.